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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Evercel, Inc. and
Energy Research Corporation:

    We consent to the use of our reports included herein and to the references to our firm under the heading "Experts" in the prospectus.

    Our report dated September 28, 1998, contains an explanatory paragraph that states that the Battery Business Group of ERC has suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                          /s/ KPMG Peat Marwick LLP

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                                          KPMG Peat Marwick LLP


Stamford, Connecticut
December 11, 1998